EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

dated as of

February 24, 2004

by and among

INTELLISYNC CORPORATION

INTELLISYNC AUSTRALIA PTY. LTD.,

as the Purchasers

SPL WORLDGROUP, INC.

SPL WORLDGROUP B.V.

SPL WORLDGROUP HOLDINGS (AUSTRALIA) PTY. LTD.,

as the Stockholders

and

SPL WORLDGROUP SOFTWARE INC.

SPL WORLDGROUP LIMITED

SEARCH SOFTWARE AMERICA PTY. LTD.,

as the Companies

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 24th day of February, 2004, by and among Intellisync Corporation, a Delaware corporation (“Intellisync USA”), and Intellisync Australia Pty Ltd, an entity incorporated in the state of NSW, Australia (“Intellisync Australia”), on the one hand, and SPL WorldGroup Software Inc., a Delaware corporation (“SSA USA”), SPL WorldGroup Limited, a company incorporated in England and Wales under company number 02886107 (“SSA UK”), Search Software America Pty. Ltd., an entity incorporated in the State of NSW, Australia (“SSA Australia”), SPL WorldGroup, Inc., a Delaware corporation (“SPL USA”), SPL WorldGroup B.V., a Netherlands company (“SPL Netherlands”) and SPL WorldGroup Holdings (Australia) Pty. Ltd., an Australian company (“SPL Australia”), on the other hand. Intellisync USA and Intellisync Australia are sometimes referred to herein individually as a “Purchaser” and collectively as the “Purchasers.” SSA USA, SSA UK and SSA Australia are sometimes referred to herein individually as a “Company” and collectively as the “Companies.” SPL USA, SPL Netherlands and SPL Australia are sometimes referred to herein individually as a “Stockholder” and collectively as the “Stockholders.”

RECITALS

A. The Boards of Directors of the Purchasers believe it is in the best interests of the Purchasers and their respective stockholders to acquire all of the issued and outstanding capital stock of the Companies, all of which capital stock is owned or held of record by the Stockholders, all upon the terms and subject to the conditions set forth herein (the “Acquisition”), such that upon consummation of the Acquisition the Purchasers will own all of the issued and outstanding capital stock of each of the Companies.

B. The Boards of Directors of the Stockholders believe it is in the best interests of the Stockholders to sell all of the capital stock of the Companies to the Purchasers, all upon the terms and subject to the conditions set forth herein.

C. As an inducement for the Purchasers to consummate the Acquisition, the Companies and the Stockholders have agreed to make certain representations, warranties, covenants and other agreements in connection with the Acquisition, all as set forth herein.

D. As a further inducement for the Purchasers to consummate the Acquisition, the Stockholders have agreed, concurrently herewith, to enter into a Noncompetition Agreement, which shall be effective only upon the closing of the Acquisition and shall be substantially in the form of Exhibit A hereto (the “Stockholder Noncompetition Agreement”). In addition, as a condition to the closing of the Acquisition, certain employees of the Companies shall, prior to the consummation of the Acquisition, have entered into a Noncompetition Agreement pursuant to Section 7.3(h) hereof, which shall be effective only upon the closing of the Acquisition and shall be substantially in the form of Exhibit B hereto (the “Employee Noncompetition Agreement”).

AGREEMENT

In consideration of the mutual promises, agreements, warranties and provisions contained in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1

PURCHASE AND SALE OF STOCK

1.1 Purchase and Sale of Stock. Subject to the terms and conditions of this Agreement, the Purchasers hereby agree to purchase at the Closing (as defined below) and the Stockholders agree to sell, convey, transfer, assign and deliver to the Purchasers at the Closing, free and clear of all liens, encumbrances or other defects of title, all of the issued and outstanding shares of capital stock of the Companies and/or any rights to acquire shares of the capital stock of the Companies, beneficially owned or held of record and to be beneficially owned or held of record by the Stockholders, such that on the Closing Date (as defined below) Intellisync USA shall be the owner of all outstanding shares and rights to acquire shares of capital stock of SSA USA and SSA UK and Intellisync Australia shall be the owner of all outstanding shares and rights to acquire shares of capital stock of SSA Australia (such outstanding shares and rights to acquire shares of capital stock of the Companies are referred to collectively herein as the “Shares”).

1.2 Consideration.

(a) Subject to Section 1.3, the Purchasers shall pay and deliver to the Stockholders, in accordance with the allocation to be mutually agreed by the Purchasers and the Stockholders prior to the Closing (it being understood that the parties will use their respective good faith efforts to agree upon such allocation as soon as practicable following the date hereof) (the “Purchase Price Allocation”), as consideration for the sale of the Shares, a cash payment equal to Twenty Million Dollars ($20,000,000), subject to adjustment in accordance with Section 1.2(b) (the “Purchase Price”). At the Closing, the Purchasers shall pay to the Stockholders an amount (the “Initial Payment Amount”) equal to the Preliminary Purchase Price less the Escrow Amount (each as defined below), by wire transfer of immediately available funds pursuant to wire transfer instructions, which instructions shall have been delivered by the Stockholders to the Purchasers at least two (2) Business Days prior to the Closing Date. If the parties have not mutually agreed upon the Purchase Price Allocation by March 10, 2004, any dispute regarding such allocation shall be referred to the Accounting Firm (as defined in Section 1.2(g) hereof) to decide the dispute not later than March 30, 2004. The decision by the Accounting Firm with respect to such dispute shall be final and binding on the Stockholders and the Purchasers and shall be based upon a review of any relevant books and records or other documents requested by the Accounting Firm. The cost of retaining the Accounting Firm with respect to resolving allocation dispute shall be borne equally by the Stockholders and the Purchasers.

(b) The Purchase Price shall be decreased by the amount that the Working Capital is less than $1.00 (the “Target Working Capital”) and shall be increased by the amount that the Working Capital is greater than the Target Working Capital. Such adjustment shall be preliminarily calculated at the Closing in accordance with Section 1.2(d) and finally determined in accordance with Sections 1.2(e) through 1.2(h).

(c) As used in this Agreement, the following terms shall have the following meanings:

(i) “Accounts Receivable” shall mean the aggregate accounts receivable of the Companies, net of reserves, as reflected on the Consolidated Financials or on the respective books and records of the Companies as of the Closing Date.

(ii) “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first-named Person.

(iii) “Business Day” means any day except a Saturday, Sunday or a day on which banking institutions in the State of California are obligated or permitted by law, regulation or governmental order to close.

(iv) “GAAP” shall mean United States generally accepted accounting principles, as in effect from time to time.

(v) “Person” shall mean any individual, corporation, association, partnership, joint ventures, trust, estate, limited liability company, limited liability partnership, Governmental Authority or other entity or organization.

(vi) “Taxes” shall have the meaning ascribed thereto in Section 3.11(a) hereof.

(vii) “Working Capital” means the current assets of the Companies as of 12:01 a.m. on the Closing Date, less the current liabilities of the Companies as of 12:01 a.m. on the Closing Date, as reflected on the Closing Date Working Capital Statement or the Post-Closing Working Capital Statement, as the case may be. For purposes of such calculations, “current assets” shall mean the current assets of the Companies in the form set forth on the consolidated balance sheet of the Companies attached hereto as Exhibit 1.2(c)(vii) (the “Consolidated Closing Balance Sheet”), including all cash, cash equivalents, marketable securities, Accounts Receivable and pre-paid expenses of the Companies, but shall not include federal, state and local income Taxes receivable to the extent not refunded directly to a Company, and intercompany receivables from any Affiliate of the Companies. Current deferred income taxes shall be included in current assets. “Current liabilities” shall mean all current liabilities of the Companies as set forth on the Consolidated Closing Balance Sheet, and shall exclude income taxes payable to the extent they will be paid by the Stockholders after the Closing, and intercompany payables to any Affiliate of the Companies. When calculating current liabilities for purposes of calculating “Working Capital”, deferred revenues shall be adjusted to an amount equal to 25% (twenty-five percent) of the amount of deferred revenue shown on the Consolidated Closing Balance Sheet. Notwithstanding the foregoing, for purposes hereof, current assets and current liabilities shall include amounts attributable to vacation leave of the Company Employees up to and including the Closing Date, based upon the number of Business Days in the calendar year before and after the Closing Date. In arriving at amounts shown in U.S. dollars on the Consolidated Closing Balance Sheet, the Companies will use the foreign exchange rate as of 5:00 p.m. EST on the Closing Date unless otherwise specified under GAAP.

(d) The Stockholders shall prepare and deliver to the Purchasers no later than five (5) Business Days before the Closing Date a statement in the form of Exhibit 1.2(d) which shall set forth the Stockholders’ good faith estimate of the Companies’ Working Capital and the Purchase Price, as adjusted pursuant to Section 1.2(b) (the “Closing Date Working Capital Statement”). The Closing Date Working Capital Statement shall contain all information reasonably necessary to determine the Working Capital, including appropriate supporting documentation, and shall be certified by an officer of each Stockholder (but without personal liability) to be true and correct to the knowledge of such officer and to have been prepared in accordance with this Section 1.2. The Purchase Price determined in accordance with Section 1.2(b) based upon the Working Capital set forth in the Closing Date Working Capital Statement shall be the “Preliminary Purchase Price.”

(e) No later than 60 days after the Closing Date, the Purchasers will prepare and deliver to the Stockholders a statement in the form of Exhibit 1.2(d) setting forth the Purchasers’ determination of the Company’s Working Capital and the Final Purchase Price as determined pursuant to Section 1.2(b) (the “Post-Closing Working Capital Statement”). Current assets and current liabilities set forth on the Post-Closing Working Capital Statement shall not include any category of assets or liabilities not included in the Closing Date Working Capital Statement, and shall not omit any category of assets or liabilities included in the Closing Date Working Capital Statement (even if the relevant amount is zero). The Post-Closing Working Capital Statement shall contain all information reasonably necessary to determine the Working Capital, including appropriate supporting documentation, and shall be certified by an officer of the Purchasers (but without personal liability) to be true and correct to the knowledge of such officer and to have been prepared in accordance with Section 1.2. The Stockholders shall have the right to visit the Companies to verify and review such documentation and the Companies’ books and records upon providing reasonable notice to the Purchasers. After the Purchasers have delivered the Post-Closing Working Capital Statement to the Stockholders, the Purchasers shall not be entitled to raise any additional issues or changes that would result in a decrease in the Working Capital of the Companies as of the Closing Date other than objections that relate to computational errors.

(f) The Stockholders shall give written notice to the Purchasers of any objection to the Post-Closing Working Capital Statement (the “Objection Notice”) within forty-five (45) days after the Stockholders’ receipt thereof. The Objection Notice shall specify in reasonable detail the items in the Post-Closing Working Capital Statement to which the Stockholders object and shall provide a summary of the Stockholders’ reasons for such objections. In the event the Stockholders do not deliver an Objection Notice within such 45 day period, the Stockholders shall be deemed to have accepted for all purposes of this Agreement the Purchasers’ Post-Closing Working Capital Statement. After the Stockholders have delivered their Objection Notice in accordance with this Section 1.2(f), they shall not be entitled to raise any additional objections that would result in an increase to the Working Capital of the Companies as of the Closing Date other than objections that relate to computational errors.

(g) The Purchasers and the Stockholders shall use good faith efforts to resolve any dispute involving any matter set forth in an Objection Notice. If the parties are unable to resolve any dispute involving any matter set forth in an Objection Notice within fifteen (15) Business Days after receipt by the Purchasers of the relevant Objection Notice, such dispute shall be referred for decision to Deloitte & Touche LLP or, if Deloitte & Touche LLP is unwilling or unable to serve, another nationally recognized accounting firm reasonably acceptable to the Purchasers and the Stockholders who is not engaged in providing services to the Stockholders or the Purchasers or any of their respective Affiliates (the “Accounting Firm”) to decide the dispute within 30 days of such referral. The decision by the Accounting Firm with respect to such dispute shall be final and binding on the Stockholders and the Purchasers and shall be based upon a review of any relevant books and records or other documents requested by the Accounting Firm. The cost of retaining the Accounting Firm with respect to resolving disputes as to the Objection Notice shall be borne by the Stockholders if the Accounting Firm’s resolution of the dispute results in an aggregate adjustment to the Post-Closing Working Capital Statement of 10% or less; otherwise, such cost shall be borne by the Purchasers.

(h) For purposes hereof, the “Final Purchase Price” shall be (i) if the Stockholders have not delivered an Objection Notice to the Purchasers in accordance with Section 1.2(f), the Purchase Price as determined based upon the determination of the Company’s Working Capital set forth in the Post-Closing Working Capital Statement or (ii) if the Stockholders have delivered an Objection Notice to the Purchasers in accordance with Section 1.2(f), the Purchase Price as agreed by the Purchasers and the Stockholders or as determined by the Accounting Firm, as applicable, pursuant to Section 1.2(g).

(i) If the Preliminary Purchase Price is greater than the Final Purchase Price, the Stockholders shall, within five (5) Business Days after the date on which the Final Purchase Price is determined in accordance with Section 1.2(h), pay to the Purchasers, by wire transfer of immediately available funds pursuant to wire transfer instructions, which instructions have been delivered by the Purchasers to the Stockholders at least two (2) Business Days prior, the difference between the Preliminary Purchase Price minus the Final Purchase Price, together with interest on such amount at 4% per annum from the Closing Date to the date of payment.

(j) If the Preliminary Purchase Price is less than the Final Purchase Price, the Purchasers shall, within five (5) Business Days after the date on which the Final Purchase Price is determined in accordance with Section 1.2(h), pay to the Stockholders, consistent with the Purchase Price Allocation and by wire transfer of immediately available funds pursuant to wire transfer instructions, which instructions have been delivered by the Stockholders to the Purchasers at least two (2) Business Days prior, the difference between the Final Purchase Price minus the Preliminary Purchase Price, together with interest on such amount at 4% per annum from the Closing Date to the date of payment.

1.3 Escrow. Notwithstanding any investigation of the business of the Company made by or on behalf of the Purchasers and in order to assure further satisfaction of any obligations of the Stockholders arising under Section 8 hereof, at the Closing a cash amount of $1,375,000, representing 6.875% of the Purchase Price (the “Escrow Amount”), shall be delivered by the Purchasers directly to U.S. Bank Trust, National Association, or such other agent as shall be mutually agreeable among the parties hereto (the “Escrow Agent”), for deposit in accordance with the terms of the Escrow Agreement to be entered into by and among the Purchasers, the Stockholders and the Escrow Agent substantially in the form attached hereto as Exhibit C (the “Escrow Agreement”).

SECTION 2

CLOSING

2.1 Closing Date. The closing of the Acquisition (the “Closing”) shall be held at the offices of Heller Ehrman White & McAuliffe LLP, 2775 Sand Hill Road, Menlo Park, CA 94025 at 10:00 a.m. California time on a date (the “Closing Date”) to be specified by the Purchasers and the Stockholder, which shall be no later than the second Business Day after satisfaction or waiver of the latest to occur of the conditions set forth in Section 7, unless another date, time or place is agreed to in writing by the Purchasers and the Stockholders.

2.2 Actions at the Closing. At the Closing, the Companies, the Stockholders and the Purchasers shall take such actions and execute and deliver such agreements and other instruments and documents as necessary or appropriate to effect the transactions contemplated by this Agreement in accordance with its terms, including without limitation the following:

(a) At the Closing, the Stockholders and/or the Company shall deliver or cause to be delivered to the Purchasers the following:

(i) a certificate or certificates representing all of the Shares, together with stock powers duly or their equivalent in any foreign jurisdiction duly endorsed in blank for transfer of the Shares to the Purchasers, with any required transfer stamps, the cost of such transfer stamps to be paid by the Purchasers, affixed thereto (other than in the case of Shares of SSA UK where no transfer stamp will be required to be affixed to the stock transfer form;

(ii) an Employee Noncompetition Agreement executed by each of the employees of the Companies set forth on Schedule 2.2(a)(ii) hereof (the “Key Employees”);

(iii) duly and validly executed copies of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to the Purchasers, that are necessary or appropriate to evidence the release of any and all liens and other encumbrances on the Shares or the assets of the Companies arising out of, resulting from or in connection with any loans, guarantees or other similar arrangements between or among the Company, the Stockholders or any third party creditors of the Company;

(iv) SPL USA shall deliver to the Purchasers an affidavit meeting the requirements of Treasury Regulation Section 1445-2(b)(2) and stating, under penalty of perjury, that the indicated number is such Stockholder’s U.S. taxpayer identification number and that such Stockholder in not a foreign person pursuant to Section 1445(b)(2) of the Code;

(v) the Escrow Agreement executed by each of the Stockholders;

(vi) a legal opinion from Latham & Watkins LLP, special legal counsel to the Companies and the Stockholders, to the Purchasers in such form and substance as is mutually agreed by the parties prior to the Closing (it being understood that the parties will use their respective good faith efforts to agree upon such form as soon as practicable following the date hereof);

(vii) duly and validly executed copies of all consents, waivers, approvals or authorizations listed on Schedule 2.2(a)(vii), in form and substance reasonably satisfactory to the Purchasers, from third parties whose consent or approval are required to consummate the transactions contemplated by this Agreement; and

(viii) all other documents, certificates, instruments or writing required to be delivered by the Stockholders pursuant to this Agreement, including without limitation those documents set forth in Section 7.3 hereof.

(b) At the Closing, the Purchasers shall deliver or cause to be delivered to the Stockholders the following:

(i) the Initial Payment Amount;

(ii) the Escrow Agreement executed by the Purchasers and the Escrow Agent;

(iii) a legal opinion from Heller Ehrman White & McAuliffe LLP, special legal counsel to the Purchasers, to the Stockholders in such form and substance as is mutually agreed by the parties prior to the Closing (it being understood that the parties will use their respective good faith efforts to agree upon such form as soon as practicable following the date hereof); and

(iv) all other documents, certificates or writings required to be delivered by the Purchasers pursuant to this Agreement, including without limitation those documents set forth in Section 7.2 hereof.

2.3 No Further Ownership Rights in Shares. All cash paid in respect of the surrender for exchange of the Shares in accordance with the terms of this Agreement shall be deemed to be full satisfaction of the Stockholders’ rights pertaining to such Shares.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND THE STOCKHOLDERS

In this Agreement, any reference to any event, change, condition or effect being “material” with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations of such entity or group of entities. In this Agreement, any reference to a “Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that, when taken individually or together with all other adverse changes and effects, is or would reasonably be expected to: (a) be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of such entity and its subsidiaries, taken as a whole, excluding any such event, change or effect to the extent resulting from or arising in connection with (i) changes or events generally affecting the industries or segments in which such entity or group of entities and their subsidiaries operates and not uniquely related to such entity or group of entities and their subsidiaries, (ii) changes in general economic, market or political conditions, (iii) compliance with the terms and conditions of this Agreement, or (iv) the execution, announcement or pendency of this Agreement or the transactions contemplated hereby; or (b) prevent or materially delay consummation of the transactions contemplated under this Agreement or otherwise prevent such entity and its subsidiaries from performing their obligations under this Agreement. For clarification, any reference to a “Material Adverse Effect on the Companies” means a Material Adverse Effect on the Companies, taken as a whole.

In this Agreement, any reference to a party’s “knowledge” means, with respect to any matter in question, the actual knowledge of the officers and directors of such party, in each case after such individuals have made reasonable inquiry of the employees of such party who manage or are otherwise responsible for the functions relevant to such matter.

Each of the Companies and each of the Stockholders hereby, jointly and severally, represents and warrants to the Purchasers that the statements contained in this Article 3 are true and correct, except as expressly set forth in the disclosure schedule delivered by the Companies and the Stockholders to the Purchasers on or before the date of this Agreement (the “Companies’ Disclosure Schedule”). The Companies’ Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 3, provided, that any information disclosed under any paragraph of the Companies’ Disclosure Schedule shall be deemed disclosed and incorporated into any other section and subsection hereof where it is reasonably apparent that such disclosure, without reference to extrinsic documentation, is relevant to such other section or subsection.

3.1 Organization, Standing and Power; Subsidiaries.

(a) Each Company is a corporation or other business entity duly organized, validly existing and in good standing (to the extent such concept is applicable) under the laws of its jurisdiction of organization. Each Company has the requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Companies. Each Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on the Companies. Schedule 3.1 of the Companies’ Disclosure Schedule contains a true and complete listing of the locations of all sales office, software assembly facilities, and any other office or facilities of each Company, a true and complete list of all jurisdictions in which each Company maintains any employees, and all jurisdictions in which each Company is duly qualified and licensed to transact business as a foreign corporation.

(b) No Company has any subsidiaries. No Company owns, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

3.2 Articles of Incorporation and Bylaws. Each Company has delivered a true and correct copy of the Articles of Incorporation and Bylaws or equivalent organizational documents, as applicable, of such Company, each as amended to date, to Purchasers, and no amendments have been made thereto or have been authorized since the date thereof. None of the Companies is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents.

3.3 Capital Structure.

(a) The authorized capital stock of SSA USA consists of 200 shares of Common Stock, no par value, of which 100 shares are issued and outstanding as of the date hereof (the “SSA USA Common Stock”). Other than the SSA USA Common Stock, SSA USA has no other capital stock authorized, issued or outstanding and no outstanding commitments to issue any shares of capital stock. SPL USA is the sole legal and beneficial owner of all outstanding shares of SSA USA Common Stock. All outstanding shares of SSA USA Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holder thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws, or equivalent organizational documents, of SSA USA or any agreement to which SSA USA is a party or by which it is bound. All outstanding shares of SSA USA Common Stock were issued in compliance with all applicable federal, state and foreign securities laws. There are no options, warrants, calls, rights, commitments, agreements or arrangements of any character to which SSA USA is a party or by which SSA USA is bound relating to the issued or unissued capital stock of SSA USA or obligating SSA USA to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of SSA USA or obligating SSA USA to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

(b) The authorized share capital of SSA UK consists of 1,000,000 ordinary shares, par value £1 per share, of which 603,309 shares are issued and outstanding as of the date hereof (the “SSA UK Common Stock”). Other than the SSA UK Common Stock, SSA

UK has no other capital stock authorized, issued or outstanding and no outstanding commitments to issue any shares of capital stock. SPL Netherlands is the sole legal and beneficial owner of all outstanding shares of SSA UK Common Stock. All outstanding shares of SSA UK Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holder thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws, or equivalent organizational documents, of SSA UK or any agreement to which SSA UK is a party or by which it is bound. All outstanding shares of SSA UK Common Stock were issued in compliance with all applicable federal, state and foreign securities laws. There are no options, warrants, calls, rights, commitments, agreements or arrangements of any character to which SSA UK is a party or by which SSA UK is bound relating to the issued or unissued capital stock of SSA UK or obligating SSA UK to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of SSA UK or obligating SSA UK to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

(c) The authorized capital of SSA Australia consists of 1,000,000 shares divided into 900,000 ordinary shares of A$1.00 each and 100,000 redeemable preference shares of A$1.00 each, of which 2 ordinary shares are issued and outstanding as of the date hereof (the “SSA Australia Common Stock”). Other than the SSA Australia Common Stock, SSA Australia has no other capital stock authorized, issued or outstanding and no outstanding commitments to issue any shares of capital stock. SPL Australia is the sole legal and beneficial owner of all outstanding shares of SSA Australia Common Stock. All outstanding shares of SSA Australia Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holder thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws, or equivalent organizational documents, of SSA Australia or any agreement to which SSA Australia is a party or by which it is bound. All outstanding shares of SSA Australia Common Stock were issued in compliance with all applicable federal, state and foreign securities laws. There are no options, warrants, calls, rights, commitments, agreements or arrangements of any character to which SSA Australia is a party or by which SSA Australia is bound relating to the issued or unissued capital stock of SSA Australia or obligating SSA Australia to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of SSA Australia or obligating SSA Australia to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

(d) At the Closing, the Stockholders will transfer (i) one hundred percent (100%) of the issued and outstanding capital stock of SSA USA and SSA UK to Intellisync USA, free and clear of all liens, encumbrances or other defects of title (it being understood that Intellisync USA will have beneficial title but not legal title to the capital stock of SSA UK until a stamped stock transfer form is produced at a meeting of the board of directors of SSA UK and the register of members of SSA UK is duly updated) and (ii) one hundred percent (100%) of the issued and outstanding capital stock of SSA Australia to Intellisync Australia, free and clear of all liens, encumbrances or other defects of title

3.4 Authorization. Each Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each Company, and no further corporate action is required on the part of any Company to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Company, and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a valid and legally binding obligation of such Company, enforceable against such Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.5 No Conflict. The execution and delivery of this Agreement by each Company does not, and the consummation of the transactions contemplated hereby will not, result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Articles of Incorporation or Bylaws, or equivalent organizational documents, of such Company, as amended, or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which such Company or any of its properties or assets is subject, except for such Conflicts as would not reasonably be expected to have a Material Adverse Effect on the Companies, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Company or its properties or assets, except for such Conflicts as would not reasonably be expected to have a Material Adverse Effect on the Companies.

3.6 Consents. No material consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (“Governmental Entity”) or any third party, including a party to any agreement with any Company or any Stockholder (so as not to trigger any Conflict), is required by or with respect to any Company or any Stockholder in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.7 Company Financial Statements. The Stockholders have delivered to the Purchasers true and complete copies of the Companies’ unaudited consolidated balance sheet as of the Companies’ last accounting day in fiscal years 2001, 2002 and 2003 and unaudited consolidated income statement for the financial years then ended, as well as the Companies’ unaudited consolidated balance sheet as of January 31, 2004 and the related unaudited consolidated statement of income for the period then ended (collectively, the “Consolidated Financials”). Except as disclosed in Section 3.7 of the Companies’ Disclosure Schedule and except for the absence of statements of stockholders’ equity and cash flows, footnotes and year-end adjustments, the Consolidated Financials have been prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the consolidated financial condition and results of operations of the Companies as at their respective dates and for the periods then ended. The Consolidated Financials conform to the books and records of the Companies, and have been prepared in the ordinary course of business, consistent with past practice. The Companies’ unaudited consolidated balance sheet as of January 31, 2004 shall be referred to herein as the “Current Consolidated Balance Sheet.”

3.8 Accounts Receivable. All Accounts Receivable shown on the Current Consolidated Balance Sheet (net of reserves indicated on the Current Consolidated Balance Sheet) or thereafter acquired until the date hereof (net of reserves accrued in the normal course of business and consistent with past practice) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business consistent with past practices. The values at which the Accounts Receivable are carried as a whole reflect the accounts receivable valuation policies of the Companies, which are consistent with their past practice and in accordance with GAAP applied on a consistent basis. To the knowledge of each Company and each Stockholder, none of the Accounts Receivable is subject to any claim of offset, recoupment, set off, or counterclaim (other than as implied under applicable law), and there are no facts or circumstances (whether asserted or unasserted) that would give rise to any such claim (other than as implied under applicable law). None of the Accounts Receivable are contingent upon the performance by any Company or any Stockholder of any obligation or contract. No person or entity has any lien, charge, pledge, security interest, or other encumbrance on any such Accounts Receivable, and no agreement for deduction or discount has been made with respect to any of such receivables.

3.9 No Undisclosed Liabilities. No Company has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other of a nature (in each case required to be reflected on the face of a balance sheet in financial statements in accordance with GAAP), which individually or in the aggregate (i) has not been reflected in or reserved against in the Current Consolidated Balance Sheet, and (ii) has not arisen in the ordinary course of business consistent with past practices since January 31, 2004 other than liabilities arising in connection with the negotiation and consummation of the Acquisition.

3.10 No Changes. Since January 31, 2004, there has not been, occurred or arisen any:

(a) amendment or change to the Articles of Incorporation or the Bylaws, or equivalent organizational documents, of any Company;

(b) capital expenditure or capital commitment by any Company in excess of $15,000;

(c) destruction of, damage to or loss of any assets, business or customer of any Company (whether or not covered by insurance) that would result in a Material Adverse Effect on the Companies;

(d) work stoppage, labor strike or other labor trouble, or any action, suit, claim, labor dispute or grievance relating to any labor, safety or discrimination matter involving any Company, including, without limitation, charges of wrongful discharge or other unlawful labor practices or actions;

(e) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by any Company other than as required by GAAP;

(f) revaluation by any Company of any of its assets;

(g) except for dividends paid to the Stockholders to reduce Working Capital to the Target Working Capital Amount, declaration, setting aside or payment of a dividend or other distribution with respect to SSA USA Common Stock, SSA UK Common Stock or SSA Australia Common Stock, or any direct or indirect redemption, purchase or other acquisition by any Company of its capital stock;

(h) increase in the salary or other compensation payable or to become payable by any Company to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment, by such Company, of a bonus or other additional salary or compensation to any such person;

(i) agreement, contract, covenant, instrument, lease, or commitment to which the Company is a party or by which it or any of its assets is bound and which is material to any Company’s business or any termination, extension (other than automatic renewals of maintenance agreements in the ordinary course of business consistent with past practices), amendment or modification of the terms of any such agreement, contract, covenant, instrument, lease, or commitment to which such Company is a party or by which it or any of its assets is bound, other than licenses of the Company Intellectual Property which are governed by subsection (n) below and other than agreements entered into in connection with the Acquisition;

(j) sale, lease, license or other disposition of any of the material assets or properties of any Company or any creation of any security interest in such assets or properties, in each case other than in the ordinary course of such Company’s business and with an individual book value over $15,000;

(k) loan by any Company to any person or entity, incurring by any Company of any indebtedness, guaranteeing by any Company of any indebtedness, issuance or sale of any debt securities of such Company or guaranteeing of any debt securities of others, except for incidental credit card indebtedness incurred by employees of the Companies in accordance with such Companies’ expense reimbursement policies consistent with past practices;

(l) waiver or release of any right or claim of any Company material to such Company’s business, including any write-off or other compromise of any Accounts Receivable;

(m) issuance or sale, or contract to issue or sell, by any Company of any shares of SSA USA Common Stock, SSA UK Common Stock or SSA Australia Common Stock, or securities exchangeable, convertible or exercisable therefor, or any securities, warrants, options or rights to purchase any of the foregoing;

(n) sale by any Company of any Company Intellectual Property or the entering into of any license agreement, security agreement, assignment or other conveyance or option, with respect to Company Intellectual Property with any person or entity (other than nonexclusive customer license agreements entered into in the ordinary course of business consistent with past practice), or (ii) the purchase or other acquisition by any Company of any Intellectual Property or the entering into of any license agreement, security agreement, assignment or other conveyance or option with respect to the Intellectual Property of any person or entity (other than in the ordinary course of business consistent with past practice), or (iii) the change in pricing or royalties set or charged by any Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to any Company (other than in the ordinary course of business consistent with past practice);

(o) any event or condition of any character that has had a Material Adverse Effect on the Companies; or

(p) negotiation or agreement by any Company or any of its officers or employees to do any of the things described in the preceding clauses (a) through (o) (other than negotiations with Purchasers and its representatives regarding the transactions contemplated by this Agreement).

3.11 Tax Matters.

(a) Definition of Taxes. For the purposes of this Agreement, “Tax” or, collectively, “Taxes”, means (i) any and all federal, state, local and foreign taxes, assessments and other similar governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b) Tax Returns and Audits.

(i) Each Company as of the Closing Date will have prepared and timely filed all federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) required to be filed prior to the Closing Date relating to any and all Taxes of such Company or its operations, and such Returns are and will be true and correct in all material respects and have been and will be completed in accordance with applicable law.

(ii) Each Company as of the Closing Date will have paid all Taxes it is required to pay and withheld with respect to its employees all Taxes it is required to withhold.

(iii) No Company has been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against any Company, nor has any Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Return of any Company (or any member of the consolidated, combined or unitary group of which such Company is a member) is presently in progress, nor has any Company (or any other member of such group) been notified of any request for such an audit or other examination.

(v) No Company has any liabilities for unpaid federal, state, local and foreign Taxes incurred prior to the date of the Current Consolidated Balance Sheet (including without limitation any liabilities for Taxes as a result of being a member of a consolidated, combined or unitary group) which have not been accrued or reserved on the Current Consolidated Balance Sheet, whether asserted or unasserted, contingent or otherwise (including without limitation any liabilities for Taxes as a result of being a member of a consolidated, combined or unitary group), and no Company has incurred any such liability for Taxes since the date of the Current Consolidated Balance Sheet other than in the ordinary course of business.

(vi) Each Company has made available to the Purchasers or their legal counsel, copies of all foreign, federal, state and local income and all material state and local sales and use Returns for or including such Company filed for the prior four years.

(vii) There are no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, “Liens”) on the assets of any Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

(viii) None of SSA USA’s assets is treated as “tax-exempt use property,” within the meaning of Section 168(h) of the Code.

(ix) SSA USA has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by SSA USA.

(x) No Company is a party to any tax sharing, indemnification or allocation agreement nor does any Company owe any amount under any such agreement.

(xi) Each Company’s tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income Tax deductions is accurately reflected on such Company’s tax books and records.

(xii) SSA USA is not, and has not been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(xiii) There is no contract, agreement, plan or arrangement to which SSA USA is a party as of the date hereof, including but not limited to the provisions of this Agreement, covering any employee or former employee of SSA USA, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

(xiv) Neither SSA USA nor any corporation that is or was a member of a consolidated, combined or unitary group of which SSA USA is or was a member has been a distributing corporation or a controlled corporation in a transaction described in Section 355 of the Code.

(xv) In the event that SPL Australia does not elect to be part of a consolidated group for income tax purposes, the franking account of SSA Australia will not be in deficit.

(xvi) SSA Australia has not made any distribution in circumstances which would entitle any Australian taxation authority or governmental agency to make a determination imposing any additional franking debit.

(xvii) SSA Australia has not paid any amount which would or may be deemed to be a dividend declared by SSA Australia in accordance with its constitution under the Income Tax Assessment Act 1936 (Cth) or the Income Tax Assessment Act 1997 (Cth) (collectively, the “ITAA”) or other Australian legislation imposing Taxes.

(xviii) No asset revaluation dividend (as defined in section 46E(1) of the ITAA) has at any time been paid to SSA Australia.

(xix) No adjustment will be required to be made by the Purchasers to the tax basis of any depreciating assets held by SSA Australia under Division 705 of the ITAA as a result of any dividends paid by SSA Australia prior to the Closing Date other than those disclosed in the Current Consolidated Balance Sheet.

(xx) SSA Australia has not sought capital gains tax relief under subdivision 126B of the ITAA or section 160ZZO of the ITAA with respect to any asset acquired by SSA Australia and which will still be owned by SSA Australia at the date of this Agreement or at the Closing Date where this would trigger a liability for capital gains tax at the date of this Agreement or at the Closing Date.

(xxi) SSA Australia has complied with the requirements of all legislation imposing Taxes in respect of the retention of records and those records can be reconciled to the Returns lodged by or on behalf of SSA Australia. In particular, but without limitation, SSA Australia:

(A) has complied with sections 262A and Division 121 of the ITAA;

(B) has retained duly prepared and executed election notices required to be prepared under the ITAA;

(C) has retained duly completed and executed declarations required for the purpose of ascertaining their liability to fringe benefits tax; and

(D) has retained accurate records of franking credits and franking debits in respect of its current and prior accounting periods.

(xxiii) All transactions between SSA Australia and any other person are and have been on arms-length terms.

(xxiv) As at the Closing Date the share capital account of SSA Australia will not be tainted.

(xxv) Where debts owed by SSA Australia have been forgiven the provisions of Division 2C of the ITAA have been applied.

(xxvi) Any provision for future income tax benefit outlined in the Current Consolidated Balance Sheet is accurate and no event has occurred or will occur prior to the Closing Date to prevent the obtaining of those benefits.

(xxvii) All stamp duty and other similar tax payable in respect of every contract or transaction to which SSA Australia is or has been a party, or by which SSA Australia derives, has derived or will derive a substantial benefit, have been duly paid. No contract is unstamped or insufficiently stamped. No event has occurred as a result of which any duty has become payable, from which SSA Australia may have obtained relief.

(xxviii) SSA Australia:

(A) is registered for GST (as defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth));

(B) in respect of any taxable supply it makes, is not prevented under any contract from recovering from the recipient of that supply any amount of GST payable by it in respect of the supply; and

(C) is entitled to claim full input tax credits for any GST it has borne in respect of any taxable supply made to it prior to the Closing Date.

(xxix) No amount is or will be payable at or following the Closing Date by SSA Australia by reason of it or another person having been a member of a GST group prior to the Closing Date.

3.12 Restrictions on Business Activities. There is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which any Company or any Stockholder is a party or otherwise binding upon any Company or any Stockholder which has or may reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of the Companies, taken as a whole, any acquisition of property (tangible or intangible) by the Companies, taken as a whole, or the conduct of business by the Companies, taken as a whole. Without limiting the foregoing, no Company has entered into any agreement under which such Company is, and no Stockholder has entered any agreement pursuant to which any Company reasonably could be, restricted from selling, licensing or otherwise distributing any of its technology or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

3.13 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a) Each Company has good and marketable title to all of its respective properties and assets, real, personal and mixed, reflected in the Current Consolidated Balance Sheet or acquired after the date of the Current Consolidated Balance Sheet (except properties, interests in properties and assets sold or otherwise disposed of since the date of the Current Consolidated Balance Sheet in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current Taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the Current Consolidated Balance Sheet. The plants, property and equipment of each Company that are used in the operations of their businesses are in good operating condition and repair, ordinary wear and tear excepted. All properties used in the operations of each Company are reflected in the Current Consolidated Balance Sheet to the extent GAAP requires the same to be reflected. Section 3.13(a) of the Companies’ Disclosure Schedule sets forth a true, correct and complete list of all real property owned or leased by any Company the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental and other fees payable under such lease. Such leases are in good standing, are valid and effective in accordance with their respective terms, and, to the Company’s knowledge, there is not under any such leases any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

(b) The equipment owned or leased by the Companies is, taken as a whole, (i) adequate for the conduct of the business of the Companies as currently conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

(c) No Company and no Stockholder has sold or otherwise released for distribution any Company’s customer files and other customer information relating to any Company’s current and former customers (the “Customer Information”). No person other than the applicable Company possesses any claims or rights with respect to use of the Customer Information.

3.14 Intellectual Property.

(a) For the purposes of this Agreement, the following terms have the following definitions:

(i) “Intellectual Property” shall mean any or all of the following and all rights (including without limitation all intellectual property rights or other proprietary rights) therein or thereto: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all mask works, mask work registrations and applications therefor; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (vii) all databases and data collections and all rights therein throughout the world; (viii) all computer software including all source code, object code, firmware, development tools, test suites, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, Web sites and domain names; and (ix) all documentation related to any of the foregoing irrespective of the media on which it is recorded.

(ii) “Company Intellectual Property” shall mean any Intellectual Property that is owned by or exclusively licensed to any Company.

(iii) “Registered Intellectual Property” shall mean all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks or applications to register trademarks (including intent to-use applications); (iii) registered copyrights and applications for copyright registration; (iv) any mask work registrations and applications to register mask works; and (v) any other Intellectual Property that is the subject of an application for registration filed with or a registration issued by any state, government or other public legal authority.

(b) Section 3.14(b) of the Companies’ Disclosure Schedule lists all Registered Intellectual Property owned by any Company (the “Company Registered Intellectual Property”) and lists any pending or threatened proceedings or actions to which any Company is a party or of which any Stockholder has knowledge, before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Intellectual Property.

(c) Each item of Company Intellectual Property owned by any Company, including all Company Registered Intellectual Property listed in Section 3.14(b) of the

Companies’ Disclosure Schedule and any Company’s interest in all Intellectual Property licensed to any Company, is free and clear of any Liens. The Companies (i) are the exclusive owners of all Company Registered Intellectual Property used in connection with the operation or conduct of the business of the Companies, including the sale of any products or technology or the provision of any services by the Companies, and (ii) own exclusively, and have good title to, all copyrighted works that are Products (as defined below).

(d) To the extent that any Intellectual Property has been developed or created by any person other than the Companies for which any Company has, directly or indirectly, paid, the Companies have a written agreement with such person with respect thereto and the Companies thereby have obtained ownership of, and are the exclusive owners of, all such Intellectual Property by operation of law or by valid assignment. Section 3.14(d) of the Companies’ Disclosure Schedule lists all products owned by any Company (each, a “Product”). Without limiting the generality of this Section 3.14(d), the Company identified adjacent to each Product in Section 3.14(d) of the Companies’ Disclosure Schedule has obtained ownership of, and is the exclusive owner of, such Product including all Intellectual Property in such Product by operation of law or by valid assignment. None of the Products harvest email addresses from the internet or is licensed to third parties for adaptation for use in harvesting email addresses from the internet.

(e) No Company has transferred ownership of or, except pursuant to the contracts, licenses and agreements listed in Section 3.14(g) of the Companies’ Disclosure Schedule, granted any license of or right to use or authorized the retention of any rights to use any Intellectual Property, to any other person, other than (A) nonexclusive customer licenses entered into in the ordinary course of business, and (B) nonexclusive distribution, OEM, or similar agreements entered into in the ordinary course of business but not currently active.

(f) Each Company owns or is licensed to use all Intellectual Property used in and/or necessary to the conduct of its business as it currently is conducted by such Company, including, without limitation, the design, development, manufacture, marketing, use, import and sale of the products, technology and services of such Company (including products, technology or services currently under development).

(g) Other than “shrink-wrap” and similar widely available commercial end-user licenses, the contracts, licenses and agreements listed in Section 3.14(g) of the Companies’ Disclosure Schedule include (i) all contracts, licenses and agreements pursuant to which any Company licenses the Company Intellectual Property to any third party, other than (A) nonexclusive customer licenses entered into in the ordinary course of business and (B) nonexclusive distribution, OEM, or similar agreements entered into in the ordinary course of business but not currently active, and (ii) all contracts, licenses and agreements pursuant to which any Company licenses the Intellectual Property of any third party. Without limiting the foregoing, each Company confirms that each license pursuant to which it uses software applications relevant to the conduct of its business as it is currently conducted by such Company is valid, enforceable and has binding effect. No person who has licensed Intellectual Property to the Company has ownership rights or license rights to improvements made by the Company in such Intellectual Property which has been licensed to the Company.

(h) Section 3.14(h) of the Companies’ Disclosure Schedule lists all contracts, licenses and agreements between each Company and any other person wherein or whereby such Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, defend, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by such Company or such other person of the Intellectual Property of any person other than such Company, other than customary obligations in customer licenses, non-disclosure agreements and distributor or reseller agreements entered into in the ordinary course of business.

(i) To the knowledge of the Stockholders, the operation of the business of each Company as it currently is conducted by such Company, including but not limited to such Company’s design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of such Company does not infringe upon or misappropriate the Intellectual Property of any person, violate the rights of any person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and such Company has not received, during the past three (3) years (or earlier if not yet resolved), any notice or threat in writing thereof from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of such Company infringes or misappropriates the Intellectual Property of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor is any Company or any Stockholder aware of any basis therefor).

(j) Each item of Registered Intellectual Property has been properly maintained, is subsisting and has not been cancelled, all necessary registration, maintenance and renewal fees in connection with such Registered Intellectual Property that are required to be paid on or before the date hereof have been paid and all necessary documents and certificates in connection with such Registered Intellectual Property that are required to be filed on or before the date hereof have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. There are no actions that have not been taken by the Companies as of the date hereof nor any actions that must be taken by any of the Companies within sixty (60) days of the date hereof (including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Registered Intellectual Property). In each case in which any Company has acquired any Intellectual Property rights from any person, such Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to such Company and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, to the extent such Intellectual Property constituted Registered Intellectual Property as of the date of assignment, such Company has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

(k) There are no contracts, licenses or agreements between any Company and any other person with respect to Company Intellectual Property under which there is any dispute known to such Company or any Stockholder regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by such Company thereunder.

(l) To the knowledge of each Company and each Stockholder, no person is infringing or misappropriating any Company Intellectual Property.

(m) Each Company has taken steps it reasonably believes are adequate and consistent with industry standards to protect such Company’s rights in confidential information and Company Intellectual Property or confidential information and trade secrets provide by any other person to such Company. Without limiting the foregoing, each Company has and uses commercially reasonable efforts to enforce a policy requiring each employee, consultant and contractor with access to Company Intellectual Property to execute proprietary information, confidentiality and assignment agreements, as appropriate, substantially in such Company’s standard form, and all current and former employees, consultants and contractors of such Company have executed such an agreement.

(n) No Company Intellectual Property or product, technology or service of any Company is subject to any judicial or administrative proceeding or outstanding decree, order, judgment, agreement or stipulation relating thereto that restricts in any material manner the use, transfer or licensing thereof by any Company or may affect the validity, use or enforceability of any material Company Intellectual Property, except for (i) nonexclusive customer licenses entered into in the ordinary course of business, (ii) nonexclusive distribution, OEM, or similar agreements entered into in the ordinary course of business but not currently active, (iii) “shrink-wrap” and similar widely available commercial end-user licenses, and (iv) the contracts, licenses and agreements listed in Section 3.14(g) of the Companies’ Disclosure Schedule.

(o) To the knowledge of each Company and each Stockholder, no (i) product, technology, service or publication of any Company, (ii) material published or distributed by any Company or (iii) conduct or statement of any Company constitutes obscene material or a defamatory statement or, to the knowledge of each Company and each Stockholder, constitutes false advertising.

(p) No Company has any escrow agreement or arrangement between any Company and a licensee that would permit such licensee or any other party to obtain a copy of any Company’s source code and program documentation, other than escrow agreements entered into in the ordinary course of business for the benefit of customers that provide for the release of such source code upon the liquidation, dissolution or winding up of such Company or the applicable Stockholder without a successor. Without limiting the generality of the foregoing, no portion of the software products of any Company is subject to the provisions of any open source or other third party license agreement that (i) requires the distribution of source code in connection with the distribution of such software in object code form; (ii) prohibits or limits the Company form charging a fee or receiving consideration in connection with sublicensing or distributing such licensed software (whether in source code or object code form); or (iii) allows a customer or requires that a customer have the right to decompile, disassemble or otherwise reverse engineer the software by its terms and not by operation of law.

3.15 Agreements, Contracts and Commitments.

(a) No Company is a party to or is bound by:

(i) any material employment, consulting or sales agreement, contract or commitment with an employee, individual consultant or salesperson or firm or other organization;

(ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii) any fidelity or surety bond or completion bond;

(iv) any material lease of personal property;

(v) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $15,000;

(vi) any agreement, contract or commitment relating to the leasing, licensing, disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business in excess of $15,000;

(vii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $15,000;

(viii) any purchase order or contract for the purchase of materials in excess of $15,000;

(ix) any construction contracts;

(x) any active dealer, distribution, joint marketing or development agreement;

(xi) any material sales representative, original equipment manufacturer, value added, remarketer or other agreement for distribution of any Company’s products or services, or the products or services of any person; or

(xii) any other material agreement, contract or commitment that is not cancelable without penalty within thirty (30) days.

(b) Each Company is in compliance in all material respects with and has not breached, violated or defaulted under, in each case in any material respect, or received notice that it has breached, violated or defaulted under, (i) any of the terms or conditions of any agreement, contract, covenant, instrument, lease, license or commitment listed in Section 3.15(a) of the Companies’ Disclosure Schedule to which such Company is a party or by which it is bound (each, a “Company Contract”), or (ii) any inactive dealer, distribution, joint marketing or development agreement, nor is any Company or any Stockholder aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both, except for such events as would not have a Material Adverse Effect on the Companies. Each Company Contract is in full force and effect and, to the knowledge of each Stockholder, is not subject to any default thereunder by any party obligated to any Company pursuant thereto. Each Company has obtained or will obtain prior to the Closing all necessary consents, waivers and approvals of parties to any Company Contract to which it is a party as are required thereunder in connection with the Acquisition for such Company Contracts to remain in effect without modification after the date hereof, except for such consents, waivers and approvals the failure to obtain would not have a Material Adverse Effect on the Companies. These Company Contracts are described in Section 3.15(b) of the Companies’ Disclosure Schedule. Following the date hereof and subject to the fulfillment of all obligations of the applicable Company thereunder, the applicable Company will be permitted to exercise all of such Company’s rights under the Company Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which such Company would otherwise be required to pay had the transactions contemplated by this Agreement not occurred.

3.16 Governmental Authorization. Section 3.16 of the Companies’ Disclosure Schedule accurately lists each material consent, license, permit, grant or other authorization issued to any Company by a Governmental Entity presently held by such Company in connection with the conduct of its business (herein collectively called “Company Authorizations”). The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit each Company to operate or conduct its business as presently conducted or hold any interest in its properties or assets.

3.17 Litigation. There is no action, suit or proceeding of any nature pending, or, to each Company’s and each Stockholder’s knowledge, threatened, before any court or administrative agency against any Company, its properties or any of its officers or directors. There is no investigation pending or, to each Company’s and each Stockholder’s knowledge threatened, against any Company, its properties or any of its officers or directors in their capacities as such by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of any Company to conduct its operations as presently or previously conducted.

3.18 Environmental Matters.

(a) Hazardous Material. No Company has: (i) operated any underground storage tanks at any property that any Company has at any time owned, operated, occupied or leased; or (ii) illegally released any material amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present, as a result of the deliberate actions of any Company, or, to the knowledge of each Stockholder, as a result of any actions of third parties or otherwise, in, on or under any property in a manner that would violate applicable law in effect on or before the date hereof, including the land and the improvements, ground water and surface water thereof, that each Company has at any time owned, operated, occupied or leased.

(b) Hazardous Materials Activities. No Company has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the date hereof, nor has any Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c) Permits. Each Company currently holds all environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) necessary for the conduct of its Hazardous Material Activities, respectively, and other businesses of such Company as such activities and businesses are currently being conducted.

(d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to each Company’s and each Stockholder’s knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of any Company. No Company and no stockholder is aware of any fact or circumstance which could involve any Company in any environmental litigation or impose upon any Company any environmental liability.

3.19 Brokers’ and Finders’ Fees. No Company has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby.

3.20 Employee and Employee Benefit Matters. All current employees of each Company (the “Company Employees”) are listed in Section 3.20 of the Companies’ Disclosure Schedule, and there are no claims from or on behalf of the Company Employees or any former employee of any Company pending, or to each Company’s knowledge and each Stockholder’s knowledge, threatened against any Company or any Stockholder. Other than having made the necessary contributions to a complying superannuation fund for all Company Employees, no Company has any employee benefit plans, programs, policies or agreements, including but not limited to any pension plans, multiemployer plans or 401(k) plans.

3.21 Insurance. Section 3.21 of the Companies’ Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of each Company. Each Company is, and has been at all relevant times, insured with insurance companies duly authorized to carry on business in each place in which such Company operates: (i) for the full replacement or reinstatement value of all its insurable property, against fire, earthquake and other risks normally insured against by persons carrying on the same nature of business as that carried on by the Company; and (ii) in relation to matters not involving insurable property, for amounts and against those risks (including workers’ compensation, product liability and public liability) normally insured against by persons carrying on the same nature of business as that carried on by such Company. No policy is subject to special or unusual terms or restrictions or to the payment of premiums exceeding the normal commercial premium applying to policies of the same kind. There is no claim by any Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and each Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage), including duties of disclosure and utmost good faith. To the knowledge of each Company and each Stockholder, nothing has been done or omitted to be done which would make any policy of insurance void or voidable or which would permit an insurer to cancel the policy or refuse or reduce a claim or materially increase the premiums payable under the policies. No Company and no Stockholder has knowledge of any threatened termination of, or premium increase with respect to, any of such policies. Each Company has effected all insurance required by law to be effected by it.

3.22 Certain Advances; Guaranties. There are no receivables of any Company owing by any director, officer, employee, consultant of any Company or by any Stockholder or owing by any affiliated person or entity of any director, officer, employee, consultant of any Company or any Stockholder. No Stockholder has agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or liability of any Company. No Company has agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or liability of any Stockholder.

3.23 Compliance with Laws. Each Company has complied in all material respects with, is not in violation in any material respect of, and has not received any notices of violation with respect to, any material foreign, federal, state or local statute, law or regulation.

3.24 Offers. Each Company and each Stockholder has suspended or terminated, and has the legal right to suspend or terminate, all negotiations and discussions with respect to any bona fide offer or proposal for, or any indication of interest in, other than the transactions contemplated by this Agreement, any (i) sale, license, disposition or acquisition of all or a material portion of the business or assets of any Company, (ii) issuance, grant, disposition or acquisition of (A) any capital stock or other equity security of any Company, (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock of any Company, or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of any Company; or (iii) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving any Company.

SECTION 4

FURTHER REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder further represents and warrants to the Purchasers, subject to such exceptions as are specifically disclosed in the Companies’ Disclosure Schedule, as follows:

4.1 Ownership of Shares.

(a) SPL USA is the sole record and beneficial owner of all issued and outstanding shares of SSA USA Common Stock, and such shares are to be sold pursuant to this Agreement. Such shares of SSA USA Common Stock are not subject to any Liens or to any rights of first refusal of any kind, and SPL USA has not granted any rights to purchase such shares of SSA USA Common Stock to any other person or entity. SPL USA has the sole right to transfer such shares of SSA USA Common Stock to Intellisync USA. Such shares constitute all of the SSA USA Common Stock owned, beneficially or of record, and no Stockholder has any options, warrants or other rights to acquire SSA USA Common Stock. On the Closing Date, SPL USA will transfer such shares of SSA USA Common Stock to Intellisync USA, subject to no Liens retained, granted or permitted by any Stockholder or any Company.

(b) SPL Netherlands is the sole record and beneficial owner of all issued and outstanding shares of SSA UK Common Stock, and such shares are to be sold pursuant to this Agreement. Such shares of SSA UK Common Stock are not subject to any Liens or to any rights of first refusal of any kind, and SPL Netherlands has not granted any rights to purchase such shares of SSA UK Common Stock to any other person or entity. SPL Netherlands has the sole right to transfer such shares of SSA UK Common Stock to Intellisync USA. Such shares constitute all of the SSA UK Common Stock owned, beneficially or of record, and no Stockholder has any options, warrants or other rights to acquire SSA UK Common Stock. On the Closing Date, SPL Netherlands will transfer such shares of SSA UK Common Stock to Intellisync USA, subject to no Liens retained, granted or permitted by any Stockholder or any Company.

(c) SPL Australia is the sole record and beneficial owner of all issued and outstanding shares of SSA Australia Common Stock, and such shares are to be sold pursuant to this Agreement. Such shares of SSA Australia Common Stock are not subject to any Liens or to any rights of first refusal of any kind, and SPL Australia has not granted any rights to purchase such shares of SSA Australia Common Stock to any other person or entity. SPL Australia has the sole right to transfer such shares of SSA Australia Common Stock to Intellisync Australia. Such shares constitute all of the SSA Australia Common Stock owned, beneficially or of record, and no Stockholder has any options, warrants or other rights to acquire SSA Australia Common Stock. On the Closing Date, SPL Australia will transfer such shares of SSA Australia Common Stock to Intellisync Australia, subject to no Liens retained, granted or permitted by any Stockholder or any Company.

4.2 Tax Matters. Each Stockholder has had an opportunity to review with its own tax advisors the tax consequences to such Stockholder of the Acquisition and the other transactions contemplated by this Agreement. Each Stockholder understands that it must rely solely on its advisors and not on any statements or representations by the Purchasers, any Company or any of their agents. Except as provided in Section 6.7, each Stockholder understands that it (and not the Purchasers or any Company) shall be responsible for its own tax liability that may arise as a result of the Acquisition or the other transactions contemplated by this Agreement.

4.3 Absence of Claims by the Stockholders. No Stockholder has any claim against any Company, contingent or unconditional, fixed or variable under any contract or on any other basis whatsoever, whether in equity or at law (other than for accrued compensation and other employee benefits and other than with respect to any rights to indemnification that such Stockholder may now or hereafter be entitled to under the Articles of Incorporation or Bylaws, or equivalent organizational documents, of SSA USA (in the case of SPL USA), SSA UK (in the case of SPL Netherlands) or SSA Australia (in the case of SPL Australia).

4.4 Authority. Each Stockholder has all requisite corporate power and authority to enter into this Agreement and any Related Agreements (as hereinafter defined) to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and the Related Agreements have been duly executed and delivered by each Stockholder, and, assuming the due authorization, execution and delivery by the other parties hereto, constitute a valid and binding obligation of each Stockholder, enforceable in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The “Related Agreements” shall mean all ancillary agreements required in this Agreement to be executed and delivered by the Stockholders in connection with the transactions contemplated hereby, including, without limitation, the Noncompetition Agreement and the Escrow Agreement.

4.5 No Conflict. The execution and delivery by each Stockholder of this Agreement and any Related Agreement to which it is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, Conflict with (i) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which the Stockholder or any of its properties or assets is subject, except for such Conflicts as would not have a Material Adverse Effect on such Stockholder, or (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or its properties or assets, except for such Conflicts as would have a Material Adverse Effect on such Stockholder.

SECTION 5

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each of the Purchasers represents and warrants to each Company and each Stockholder that the statements contained in this Section 5 are true and correct, except as expressly set forth in the disclosure schedule delivered by the Purchasers to the Companies and the Stockholders on or before the date of this Agreement (the “Purchasers Disclosure Schedule”). The Purchasers Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 5, provided, that any information disclosed under any paragraph of the Purchasers Disclosure Schedule shall be deemed disclosed and incorporated into any other section and subsection hereof where it is reasonably apparent that such disclosure, without reference to extrinsic documentation, is relevant to such other section or subsection.

5.1 Organization, Good Standing and Qualification. Each of the Purchasers is a corporation or other business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to carry on its business and to carry out the transactions contemplated in the Agreement. Each of the Purchasers is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect on its business or properties.

5.2 Authorization. All corporate action on the part of the Purchasers, their respective officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Purchasers hereunder has been taken or will be taken prior to the Closing, and the Agreement, when executed and delivered by the Purchasers, shall constitute the valid and legally binding obligation of the Purchasers, enforceable against such Purchaser in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

5.3 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity, foreign or domestic, authority on the part of the Purchasers is required in connection with the consummation of the transactions contemplated by this Agreement.

5.4 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provisions of the Certificate of Incorporation or Bylaws or equivalent organizational documents of the Purchasers; violate, or be in conflict with, or constitute a default under or cause or permit the acceleration of the maturity of any debt or obligation pursuant to, any agreement or commitment to which any Purchaser is a party or by which any Purchaser is bound, or violate any statute or law or any judgment, decree, order, regulation, or rule of any court or Governmental Entity.

SECTION 6

ADDITIONAL AGREEMENTS

6.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, each Company and each Stockholder with respect to the applicable Company’s business agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the Purchasers), to carry on such business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, with the intent that its goodwill and ongoing businesses shall be materially impaired at the Closing Date. Each Company and each Stockholder with respect to the applicable Company’s business agrees to promptly notify the Purchasers of any event or occurrence not in the ordinary course of its business, and of any event which would have a Material Adverse Effect on the Companies. Without limiting the foregoing, except as expressly contemplated by this Agreement, each Company and each Stockholder with respect to the applicable Company’s business, agrees not to do, cause or permit any of the following, without the prior written consent of the Purchasers:

(a) Charter Documents. Cause or permit any amendments to any Company’s Articles of Incorporation or Bylaws, or equivalent organizational documents;

(b) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of any Company’s capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities.

(c) Dividends; Changes in Capital Stock. Except for dividends paid to the Stockholders to reduce the Working Capital to the Target Working Capital Amount, declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company’s capital stock, or split, combine or reclassify any Company’s capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of any Company’s capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of any Company’s capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to the applicable Company or its subsidiaries;

(d) Material Contracts. Other than in the ordinary course of business consistent with past practice, (i) enter into any material contract or commitment of any Company in excess of $15,000, or (ii) violate, amend or otherwise modify or waive any of the terms of any Company’s material contracts;

(e) Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice;

(f) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any Company’s products or technology;

(g) Dispositions. Sell, lease, license or otherwise dispose of or encumber any Company’s properties or assets which are material, individually or in the aggregate, to its business, taken as a whole, except in the ordinary course of business consistent with past practice;

(h) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others (other than incidental credit card indebtedness incurred by any Company employee in accordance with expense reimbursement policies consistent with past practices);

(i) Leases. Enter into operating leases;

(j) Payment of Obligations. Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Consolidated Financial Statements;

(k) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements, in each case in an amount in excess of $15,000, except in the ordinary course of business and consistent with past practice;

(l) Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

(m) Termination or Waiver. Terminate or waive any right having a value of $15,000 or more, other than in the ordinary course of business;

(n) Employee Benefit Plans; New Hires; Pay Increases. Adopt or amend any employee benefit or stock purchase or option plan, or hire any new director level or officer level employee (except that it may hire a replacement for any current director level or officer level employee if it first provides the Purchasers advance notice regarding such hiring decision), pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees;

(o) Severance Arrangement. Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except (A) payments made pursuant to standard written agreements outstanding on the date hereof or (B) payments made in the ordinary course of business in accordance with its standard past practice;

(p) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with the Purchasers prior to the filing of such a suit, or (iii) for a breach of this Agreement;

(q) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Companies’ business, taken as a whole;

(r) Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(s) Notices. Fail to give any notices or other information required to be given to the employees of any Company or any Stockholder, any collective bargaining unit representing any group of employees of any Company or any Stockholder, and any applicable government authority under the National Labor Relations Act, the Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this Agreement;

(t) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

(u) Other. Take, or agree in writing or otherwise to take, any of the actions described in Sections 6.1(a) through (t) above.

6.2 No Solicitation. No Company and no Stockholder, or their respective officers, directors, employees or other agents, will, directly or indirectly, (i) take any action to solicit, initiate or encourage any Takeover Proposal (defined below) or (ii) subject to the terms of the immediately following sentence, engage in negotiations with, continue negotiations with or disclose any nonpublic information relating to any Company to, or afford access to the properties, books or records of any Company to, any person that has advised any Company or any Stockholder that it may be considering making, or that has made, a Takeover Proposal. Each Company and each Stockholder will promptly notify the Purchasers after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for nonpublic information relating to any Company or for access to the properties, books or records of any Company by any person that has advised any Company or any Stockholder that it may be considering making, or that has made, a Takeover Proposal and will keep the Purchasers fully informed of the status and details of any such Takeover Proposal notice or request. For purposes of this Agreement, “Takeover Proposal” means any offer or proposal for, or any indication of interest in, a purchase or other business combination involving any Company or the acquisition of any significant equity interest in, or a significant portion of the assets of, any Company, other than the transactions contemplated by this Agreement. Notwithstanding the foregoing, the Stockholders may engage in negotiations with and disclose nonpublic information relating to any business unrelated to the business conducted by the Companies (other than consolidated financial information which includes financial information of the Companies), provided that any third party with whom such negotiations are engaged or nonpublic information is disclosed is advised in writing that the Companies and the business they conduct are subject to the no solicitation provisions of this Agreement.

6.3 Access; Confidentiality. Each party agrees to make available, during normal business hours and with reasonable notice, all books, records, facilities, employees, non-employee agents (such as patent and regulatory counsel) and information necessary for the other party to evaluate such party’s respective businesses, operations, properties and financial condition. Each party shall keep confidential and shall not make use of any information treated by the other party as confidential (including, without limitation, the existence of this Agreement or the consummation of the Acquisition or the failure of such a consummation), obtained from the other party concerning the assets, properties, business or operations of the other party other than to legal counsel, consultants, financial advisors, key employees, lenders and investment bankers where such disclosure is related to the performance of obligations under this Agreement or the consummation of the transactions contemplated under this Agreement (all of whom shall be similarly bound by the provisions of this Section 6.3), except as may be required to be disclosed by applicable law determined in good faith to be reasonably necessary or in the best interests of such party or as may be required to obtain the consents, waivers or releases from any Governmental Entity or other third party. Notwithstanding the foregoing, the foregoing confidentiality restrictions shall not apply to any information which (a) becomes generally available to the public through no fault of the receiving party or its employees, agents or representatives; (b) is independently developed by the receiving party without benefit of the above-described information (and such independent development is substantiated in writing), or rightfully received from another source on a non-confidential basis; (c) when such disclosure is required by a court or governmental authority or is otherwise required by law or is necessary to establish rights under this Agreement or any agreement contemplated hereby(and the disclosing party has taken all reasonable efforts to limit the scope of such disclosure and to protect the confidential nature of the information disclosed).

6.4 Public Announcements. No party hereto shall without the prior written consent of the other parties (which consent shall not be unreasonably withheld) disclose to any third party (other than to legal counsel, consultants, financial advisors, key employees, lenders and investment bankers where such disclosure is related to the performance of obligations under this Agreement or the consummation of the transactions contemplated hereunder) the existence of this Agreement, the identity of the other parties hereto or the transactions contemplated hereby except (i) as required by law, (ii) as reasonably necessary to obtain any consents, waivers or releases from any Governmental Entity or other third party, or (iii) as reasonably requested by any Governmental Entity.

6.5 Cooperation. Each party hereto will reasonably cooperate with the other parties, their counsel and accountants in connection with any steps required to be taken as part of its obligations under this Agreement. Each party will use reasonable efforts to cause all conditions to this Agreement to be satisfied as promptly as possible and to obtain all consents and approvals necessary for the due and timely performance of this Agreement and for the satisfaction of the conditions hereof. No party will undertake any course of action inconsistent with this Agreement or which would make any representations, warranties or agreements made by such party in this Agreement untrue or any conditions precedent to this Agreement unable to be satisfied at or prior to the Closing.

6.6 Notification of Claims. From the date of this Agreement to and including the Closing Date, each Company and each Stockholder shall promptly notify the Purchasers in writing of the commencement or written threat of any claims, litigation or proceedings against or affecting any Company or any Stockholder’s ability to consummate the transactions contemplated by this Agreement.

6.7 Tax Matters.

(a) In connection with the purchase and sale of the Shares by SSA USA, SSA USA and SPL USA shall, at the request of the Purchasers in their sole discretion, join the Purchasers in filing a timely election under Section 338(h)(10) of the Code on Form 8023 (to be prepared by the Purchasers) and approved as to form and content prior to execution by SSA USA and SPL USA, and any corresponding elections available under applicable state laws (collectively, the “338 Election”). Should the Purchasers choose to file a 338 Election, SSA USA and SPL USA shall cooperate with the Purchasers to promptly take all actions necessary and appropriate (including, without limitation, filing the foregoing Form 8023 and all other forms, Tax Returns, elections, schedules and documents as may be required) to effect and preserve a timely 338 Election in accordance with Section 338(h)(10) of the Code or any successor statute thereto (and all corresponding state and local tax laws). Notwithstanding any other provision of this Agreement, SPL USA shall be solely and exclusively responsible and liable for, and shall pay when due, all corporate taxes incurred by SSA USA in connection with the 338 Election.

(b) The parties hereto agree to allocate the Purchase Price for purposes of the 338 Election in accordance with the allocation to be provided by the Purchasers as soon as reasonably practicable, which allocation shall be consistent with Code Section 338 and 1060 and the Treasury Regulations promulgated thereunder, and reasonably concurred in by SPL USA (the “338 Allocation”). In connection therewith, SPL USA and the Purchasers shall discuss the 338 Allocation and attempt in good faith to reach agreement with respect thereto. The parties hereto shall adopt and utilize the 338 Allocation for purposes of all tax returns and reports filed by any of them with any state or federal taxing authority, and such parties shall not voluntarily take any position inconsistent therewith in connection with the examination of any tax return of any such parties, any refund claim, any litigation proceeding or otherwise, unless required by the United States Internal Revenue Service or any state taxing authority. In addition to the foregoing, all financial statements of the parties hereto shall be prepared in a manner consistent with the 338 Allocation. Notwithstanding the foregoing, no Stockholder shall be required to take ay tax or financial reporting position inconsistent with the Code (and comparable state tax laws) or GAAP.

(c) The Purchasers will prepare and file all Returns of the Companies for any Tax period that begins prior to the Closing Date and ends after the Closing Date (a “Split-Tax Period”) and for any Tax period that begins on or after the Closing Date (a “Post-Closing Tax Period”).

(d) Any Taxes for a Split Tax Period shall be apportioned between the portion of such period ending on or prior to the Closing Date (such portion, a “Pre-Closing Partial Period”) and the portion of such period that begins after the Closing Date (such portion, a “Post-Closing Partial Period”) based, in the case of real and personal property Taxes, on a per diem basis, and in the case of other Taxes, on the actual activities, taxable income or taxable loss of the applicable entity during such Pre-Closing Partial Period and such Post-Closing Partial Period. The Purchasers shall prepare and file any Return for a Split-Tax Period consistent with their past practices, subject to the Stockholders right to review and approve or disapprove such Return, which approval or disapproval shall not be unreasonably withheld or delayed.

(e) The Stockholders and Purchasers will cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Returns, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation will include the retention and (upon the other party’s reasonable request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchasers agree (A) to retain all books and records that they have with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Stockholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give Stockholders reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Stockholders so request, Purchasers will allow the other party to take possession of such books and records.

(f) The Purchasers shall not, without the prior written consent of the Stockholders (which consent shall not be unreasonably withheld or delayed), amend any Return of the Companies relating to a Tax period ending on or prior to the Closing Date or make any change in the Tax treatment of a specific asset or liability that existed on the Closing Date.

6.8 Further Acts. After the Closing Date, each party hereto, at the request of and without any further cost or expense to the other parties, will take any further actions necessary to carry out the purposes of this Agreement and to vest in the Purchasers full title to all properties, assets and rights of the Company transferred pursuant to this Agreement (including, without limitation, in connection with post-closing tax returns). In addition, without in any way limiting the generality of the foregoing, the Company and, to the extent required, the Stockholder hereby agrees to take any and all further actions necessary to carry out the assignment to the Purchasers of all Company Intellectual Property.

6.9 Discontinuance of Excluded Marks and Names; Required Changes in Name. On the Closing Date and for all times thereafter: (i) none of the Purchasers, the

Companies or any of their respective Affiliates shall have any right to use any trademark, service mark, logo, trade name, company name or domain name that incorporates, or is confusingly similar to, “SPL,” “WORLDGROUP” or “SPL WORLDGROUP” (collectively, the “Excluded Marks and Names”); and (ii) Intellisync USA shall cause the names of each of SSA USA and SSA UK to be changed such that the names will not included any of the Excluded Marks and Names.

6.10 Assignment of Brazilian Contracts. Each Company and each Stockholder agrees to use its best efforts to cause SPL WorldGroup Limitada, a Brazilian corporation (“SPL Brazil”), to assign to one of the Companies prior to the Closing each of its contracts pertaining to the business conducted by the Companies as set forth on Schedule 6.10 attached hereto (the “Brazilian Contracts”), and to obtain all necessary third party consents to such assignments. Schedule 6.10 attached hereto sets forth for each of the Brazilian Contracts the estimated annual maintenance revenue generated thereunder.

SECTION 7

CLOSING ACTIONS; DELIVERABLES

7.1 Actions Being Taken at or Prior to Closing. The following documents and such other items are being delivered at or prior to the Closing and the following actions are being taken at or prior to the Closing:

(a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any proceeding brought by any Governmental Entity, foreign or domestic, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby, which makes the consummation of such transactions illegal.

(b) Governmental Approval. The Purchasers and the Companies shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of the transactions contemplated hereby.

(c) Escrow Agreement. Each Purchaser, each Company, each Stockholder and the Escrow Agent shall have entered into the Escrow Agreement.

(d) Financing. The Purchasers shall have received gross proceeds from a financing in an amount not less than $20,000,000 (the “Financing”) prior to or simultaneously with the Closing.

(e) Assignment and Transfer of Brazilian Contracts and IP. SPL Brazil shall have (i) assigned and transferred all of its Intellectual Property pertaining to the business conducted by the Companies to one of the Companies and (ii) either (A) assigned and transferred all of the Brazilian Contracts to one of the Companies and provided to the Purchasers satisfactory evidence of such assignments and transfers (including any third party consents required in connection therewith) or (B) entered into such agreements with the Purchasers as the parties may reasonably request in order for SPL Brazil’s economic rights and performance obligations under the Brazilian Contracts to be deemed assigned to and assumed by the Purchasers from and after the Closing pending completion of the legal assignment of such Brazilian Contracts to the Purchasers following the Closing.

(f) Assignment and Transfer of Excluded Marks and Names. The Companies shall have assigned and transferred to the Stockholders or their designee all of their respective right, title and interest in and to the Excluded Marks and Names, including but not limited to the goodwill relating thereto and the right to sue for any past, present and future infringements thereof.

7.2 Deliverables to the Companies and the Stockholders; Actions Taken by the Purchasers. The following documents and such other items are being delivered to the Companies and the Stockholders at or prior to the Closing and the following actions are being taken at or prior to the Closing:

(a) Representations, Warranties and Covenants (i) Each of the representations and warranties of the Purchasers in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of the Purchasers in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Closing as though such representation or warranty had been made on and as of the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and (ii) each Purchaser shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.

(b) Certificates of Purchasers.

(i) Compliance Certificate of the Purchasers. The Companies shall have been provided with a certificate executed on behalf of each Purchaser by its President, Chief Executive Officer or Chief Financial Officer to the effect that, as of the Closing, each of the conditions set forth in Section 7.2(a) above has been satisfied with respect to the Purchaser.

(ii) Certificate of Secretary of the Purchasers. The Companies shall have been provided with a certificate executed by the Secretary or Assistant Secretary of each Purchaser certifying:

(A) resolutions duly adopted by the Board of Directors of such Purchaser authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

(B) the incumbency of the officers of such Purchaser executing this Agreement and all agreements and documents contemplated hereby.

(c) Legal Opinion. The Stockholders shall have received a legal opinion from the Purchasers’ legal counsel, in such form and substance as is mutually agreed by the parties prior to the Closing (it being understood that the parties will use their respective good faith efforts to agree upon such form as soon as practicable following the date hereof).

7.3 Deliverables to the Purchasers; Actions Taken by the Companies and the Stockholders. The following documents and such other items are being delivered to Purchasers at or prior to the Closing and the following actions are being taken at or prior to the Closing:

(a) Representations, Warranties and Covenants. (i) Each of the representations and warranties of each Company and each Stockholder in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of each Company and each Stockholder in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Closing (in each case after giving effect to the assignment and transfer of the Brazilian Assets required pursuant to Section 7.1(e) hereof) as though such representation or warranty had been made on and as of the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and (ii) each Company and each Stockholder shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.

(b) No Material Adverse Changes. There shall not have occurred any Material Adverse Effect on the Companies.

(c) Certificates of each Company and each Stockholder.

(i) Compliance Certificate of each Company. The Purchasers shall have been provided with a certificate executed on behalf of each Company by its President and its Chief Financial Officer to the effect that, as of the Closing, each of the conditions set forth in Sections 7.3(a) and (b) above has been satisfied.

(ii) Compliance Certificate of each Stockholder. The Purchasers shall have been provided with a certificate executed by each Stockholder to the effect that, as of the Closing, each of the conditions set forth in Sections 7.3(a) and (b) above has been satisfied.

(iii) Certificate of Secretary of each Company. The Purchasers shall have been provided with a certificate executed by the Secretary or Assistant Secretary of each Company certifying:

(A) resolutions duly adopted by the Board of Directors of such Company authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby;

(B) the Articles of Incorporation and Bylaws, or equivalent organizational documents, of such Company, as in effect immediately prior to the Closing, including all amendments thereto; and

(C) the incumbency of the officers of such Company executing this Agreement and all agreements and documents contemplated hereby.

(d) Third Party Consents. The Purchasers shall have been furnished with evidence satisfactory to it that each Company has obtained those material consents, waivers, approvals or authorizations of those Governmental Entities and third parties whose consent or approval are necessary in connection with this Agreement.

(e) Injunctions or Restraints; Conduct of Business. No proceeding brought by any Governmental Entity, foreign or domestic, seeking to prevent the consummation of the transactions contemplated by this Agreement shall be pending. In addition, no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Purchasers’ conduct or operation of the business of each Company following the Closing shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

(f) Legal Opinion. The Purchasers shall have received a legal opinion from the Companies’ legal counsel, in such form and substance as is mutually agreed by the parties prior to the Closing (it being understood that the parties will use their respective good faith efforts to agree upon such form as soon as practicable following the date hereof).

(g) Resignation of Directors and Non-Employee Officers. The Purchasers shall have received letters of resignation from each of the directors and non-employee officers of each Company in office immediately prior to the Closing, which resignations in each case shall be effective as of the Closing.

(h) Noncompetition Agreements. The Stockholder Noncompetition Agreements executed by each of the Stockholders concurrently with the parties’ execution of this Agreement shall remain in full force and effect and each of the Key Employees shall have executed and delivered to the Purchasers an Employee Noncompetition Agreement.

SECTION 8

INDEMNIFICATION

8.1 Survival of Representations and Warranties. Each Company’s and each Stockholder’s representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate on the first anniversary of the Closing Date

(the “Escrow Termination Date”); provided, however, that (i) representations, warranties and covenants relating to or pertaining to any Tax or Returns related to such Tax set forth in Section 3.11 hereof (the “Tax Warranty”) shall survive until the expiration of all applicable statutes of limitations, or extensions thereof, governing each Tax or Returns related to such Tax, and (ii) if any claims for indemnification have been asserted with respect to any such representations and warranties prior to the Escrow Termination Date, the representations and warranties on which any such claims are based shall continue in effect until final resolution of any claims. The Purchasers’ representations and warranties contained herein or in any instrument delivered pursuant to this Agreement shall terminate on the first anniversary of the Closing Date.

8.2 Indemnification.

(a) Indemnification of the Purchasers. Subject to the limitations set forth in Section 8.2(c) below, the Stockholders shall, jointly and severally, indemnify and hold the Purchasers and their respective officers, directors and affiliates (including the Companies after the Closing Date) harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense (hereinafter individually, a “Loss” and collectively “Losses”) incurred by the Purchasers or their respective officers, directors or affiliates, directly or indirectly, as a result of (i) any inaccuracy or breach of any representation or warranty made by any Company or any Stockholder in this Agreement, including any exhibit or schedule attached hereto, (ii) the breach of any covenant of any Company or any Stockholder in Section 6 hereof or any agreement made by any Company or any Stockholder in this Agreement, (iii) any claims brought by employees, consultants or agents of any Company or any Stockholder who were or are terminated prior to the Closing, (iv) any claims brought by employees, consultants or agents of any Stockholder, any Company or the Purchasers based on acts or omissions that occurred prior to the Closing, (v) any claims for broker’s or finder’s fees arising out of the Acquisition, other than fees payable to brokers or finders that were retained by the Purchasers, or (vi) any liability for Taxes under Australian law owed or owing by any Company or any Stockholder as a result of SSA Australia being part of a consolidated group with any of the Stockholders for income tax purposes at any time before or after the Closing Date (the “Australian Tax Indemnity”). The Australian Tax Indemnity shall survive until the expiration of all applicable statutes of limitations, or extensions thereof, governing such Taxes.

(b) Indemnification of the Stockholders. Subject to the limitations set forth in Section 8.2(c) below, the Purchasers shall indemnify and hold the Stockholder and their respective officers, directors and affiliates (including the Companies prior to the Closing Date) harmless against Losses incurred by the Stockholders or their respective officers, directors or affiliates, directly or indirectly, as a result of (i) any inaccuracy or breach of any representation or warranty made by the Purchasers in this Agreement, including any exhibit or schedule attached hereto, (ii) the breach of any covenant of the Purchasers in Section 6 hereof or any agreement made by the Purchasers in this Agreement, or (iii) any claims for broker’s or finder’s fees arising out of the Acquisition, other than fees payable to brokers or finders that were retained by any Company or any Stockholder.

(c) Limitation on Liability. The maximum liability of the Stockholders, on the one hand, and the Purchasers, on the other hand, under this Section 8.2 shall be limited to the Escrow Amount; provided, however, that nothing herein shall limit the liability of the Stockholders or the Purchasers in connection with (i) a claim based on fraud or intentional misrepresentation (a “Fraud Claim”) or (ii) the Australian Tax Indemnity; provided, further, that claims for Losses related to any breach of the Tax Warranty or the Australian Tax Indemnity may, subject to the limitations on liability set forth in this Section 8.2(c), be made until expiration of the Tax Warranty pursuant to Section 8.1 or the expiration of the Australian Tax Indemnity pursuant to Section 8.2(a), as applicable, notwithstanding the prior release of any remaining portion of the Escrow Amount on the Escrow Termination Date. Notwithstanding the foregoing, neither the Stockholders nor the Purchasers shall be obligated to indemnify the other parties hereto or any of their respective officers, directors or affiliates pursuant to this Section 8.2 unless and until the amount of all Losses incurred by the indemnified party(ies) and its officers, directors and affiliates, taken as a group, exceeds $300,000 in the aggregate (the “Indemnification Threshold”), in which event the indemnifying party(ies) shall indemnify the indemnified party(ies) and its officers, directors and affiliates for all Losses incurred by them in the aggregate from the first dollar of Losses; provided, however, that the Indemnification Threshold shall not apply to (A) any Losses arising from a breach of Section 9.2 hereof regarding the payment of all third party expenses incurred by any Company or any Stockholder, on the one hand, and the Purchasers, on the other hand, in connection with the Acquisition, or (B) the first $250,000 of Losses incurred under the Australian Tax Indemnity, which may be recovered outside of the Escrow Fund (it being understood that any Losses incurred under the Australian Tax Indemnity in excess of $250,000 shall be subject to the Indemnification Threshold and shall be recovered first from the Escrow Fund). In connection with any Losses subject to the proviso of the preceding sentence, the indemnified party(ies) and its officers, directors and affiliates (i) shall be entitled to indemnification for the full amount of any such Losses without regard to the Escrow Amount and (ii) to seek indemnification for these Losses either against the Escrow Fund in accordance with the indemnification provisions of this Section 8 and the Escrow Agreement or directly against the indemnifying party(ies), or both. The Stockholders shall not have any right of contribution from any Company with respect to any Loss claimed by the Purchasers and their respective officers, directors and affiliates.

(d) Indemnification Procedure. Upon receipt by the indemnifying party(ies) of a certificate signed by any officer of the indemnified party(ies) (an “Officer’s Certificate”): (i) stating that the indemnified party(ies) has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the inaccuracy or breach of warranty or covenant to which such item is related, the indemnifying party(ies) shall have thirty (30) days to object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the indemnified party prior to the expiration of such thirty (30) day period.

(e) Resolution of Conflicts; Mediation.

(i) In the event that the indemnifying party(ies) shall object in writing to any claim or claims made in any Officer’s Certificate within thirty (30) days after delivery of such Officer’s Certificate, the parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.

(ii) If no such agreement can be reached after good faith negotiation, either party may demand mediation of the matter unless the amount of Loss is at issue in pending litigation with a third party, in which event mediation shall not be commenced until such amount is ascertained or both parties agree to mediation, and in either such event the matter shall be submitted to non-binding mediation under the auspices of the Judicial Arbitration and Mediation Services/Endispute (“JAMS”) in San Francisco, California, or such other location serviced by JAMS which is mutually acceptable to the parties, in accordance with JAMS commercial rules of mediation. The parties shall request a mediator with at least ten (10) years experience in the software industry and who has knowledge and experience in the software industry sufficient to comprehend the technical and economic issues raised. Both parties agree to participate in such mediation and attempt to resolve the dispute in good faith at that time. The decision of such mediator shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the mediator.

(iii) If either party objects to the decision of the mediator, such party may file a court action. The parties agree that any court action related to this Agreement shall be filed in the Federal District Court in the Northern District of the State of California or the California State Court in San Francisco County. For purposes of this Section 8.2(e), in any mediation hereunder in which any claim or the amount thereof stated in the Officer’s Certificate is at issue, the indemnified party(ies) shall be deemed to be the nonprevailing party(ies) in the event that the mediator awards less than the sum of one-half of the disputed amount plus any amounts not in dispute. The nonprevailing party to a mediation shall pay its own expenses, the fees of the mediator, the administrative costs of the mediation and the expenses, including, without limitation, the reasonable attorneys’ fees and costs, incurred by the other party to the mediation.

(f) Third-Party Claims.

(i) If any third party shall notify the indemnified party(ies) with respect to any matter that may result in Losses, including, in the case of Taxes, upon receipt of any notice of an audit or initiation of an examination by any tax authority (hereinafter referred to as a “Third Party Claim”), then the indemnified party(ies) shall give prompt notice to the indemnifying party(ies) (and in any event within thirty (30) days) of the indemnified party(ies) becoming aware of any such Third Party Claim or of facts upon which any such Third Party Claim will be based setting forth such material information with respect to the Third Party Claim as is reasonably available to the indemnified party(ies); provided, however, that no delay or failure on the part of the indemnified party(ies) in notifying the indemnifying party(ies) shall relieve the indemnifying party(ies) from any obligation hereunder unless the indemnifying party(ies) is thereby materially prejudiced (and then solely to the extent of such prejudice). The indemnifying party(ies) shall not be liable for any attorneys fees or expenses incurred by the indemnified party(ies) prior to the indemnified party(ies) and its officers, directors and affiliates giving notice to the indemnifying party(ies) of a Third Party Claim.

(ii) In case any Third Party Claim is asserted against the indemnified party(ies), and the indemnified party(ies) notifies the indemnifying party(ies) thereof pursuant to Section 8.2(f)(i) above, the indemnifying party(ies) will be entitled, if it so elects by written notice delivered to the indemnified party(ies) within thirty (30) days after receiving the indemnified party(ies)’ notice, to assume the defense thereof, at the expense of the indemnifying party(ies) (independent of the Escrow Fund); provided, that (A) in the case the indemnified party(ies) is the Purchasers, the Purchasers have reasonably determined that Losses which may be incurred as a result of the Third Party Claim do not exceed either individually, or when aggregated with all other Third Party Claims, the then remaining Escrow Amount, (B) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (C) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the indemnified party(ies), likely to establish a precedential custom or practice adverse to the continuing business interests of the indemnified party(ies) which could have a material adverse effect on the business or operations of the indemnified party(ies), and (D) counsel selected by the indemnifying party(ies) is reasonably acceptable to the indemnified party(ies). If the indemnifying party(ies) so assumes any such defense, the indemnifying party(ies) shall conduct the defense of the Third Party Claim actively and diligently. The indemnifying party(ies) shall not compromise or settle such Third Party Claim or consent to entry of any judgment in respect thereof without the prior written consent of the indemnified party(ies) unless such compromise or settlement is for money damages only and is for less than the remaining Escrow Amount. If requested by the indemnifying party(ies), the indemnified party(ies) shall execute or cause to be executed powers of attorney or other documents necessary to enable the indemnifying party(ies) to control or assume any such defense.

(iii) In the event that the indemnifying party(ies) assumes the defense of the Third Party Claim in accordance with Section 8.2(f)(ii) above, the indemnified party(ies) may retain separate outside legal counsel and participate in the defense of the Third Party Claim, but the fees and expenses of such outside legal counsel shall be at the expense of the indemnified party(ies) unless the indemnified party(ies) is informed in writing by counsel that there is a material conflict of interest between or among the indemnified party(ies) and the indemnifying party(ies) with respect to such Third Party Claim, in which case the reasonable fees and expenses of such outside legal counsel will be borne by the indemnifying party(ies). The Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the indemnifying party(ies). The indemnified party(ies) will cooperate in the defense of the Third Party Claim and will provide full access to documents, assets, properties, books and records reasonably requested by the indemnifying party(ies) and material to the claim and will make available all officers, directors and employees reasonably requested by the indemnifying party(ies) for investigation, depositions and trial.

(iv) In the event that the indemnifying party(ies) fails or elects not to assume the defense of the indemnified party(ies) against such Third Party Claim, which the indemnifying party(ies) had the right to assume under Section 8.2(f)(ii) above, (a) the indemnified party(ies) shall have the right to undertake the defense and (b) the indemnified party(ies) shall not compromise or settle such Third Party Claim or consent to entry of any judgment in respect thereof without the prior written consent of the indemnifying party(ies). In the event that the indemnifying party(ies) is not entitled to assume the defense of the indemnified party(ies) or its affiliates against such Third Party Claim pursuant to Section 8.2(f)(ii) above, the indemnified party(ies) or its affiliates shall have the right to undertake the defense, consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it may deem appropriate (and the indemnified party(ies) or its affiliates need not consult with, or obtain any consent from, the indemnifying party(ies) in connection therewith); provided, however, that except with the written consent of the Stockholders in the event the Stockholders are the indemnifying parties, no settlement of any such claim or consent to the entry of any judgment with respect to such Third Party Claim shall alone be determinative of the validity of the claim against the Escrow Fund. In each case, the indemnified party(ies) shall conduct the defense of the Third Party Claim actively and diligently, and the indemnifying party(ies) will cooperate with the indemnified party(ies) or its affiliates in the defense of that claim and will provide full access to documents, assets, properties, books and records reasonably requested by the indemnified party(ies) and material to the claim and will make available all individuals reasonably requested by the indemnified party(ies) for investigation, depositions and trial.

(f) Exclusive Remedy. Except for actions alleging actual fraud or deceit, the parties hereto acknowledge and agree that from and after the Closing, the indemnification provisions in this Section 8.2 shall be the exclusive remedy of the Purchasers and the Stockholders with respect to breaches of representations, warranties and covenants contained in this Agreement; provided, that the Purchasers and the Stockholders shall not be precluded from seeking equitable remedies with respect to breaches of covenants. With respect to actions alleging actual fraud or deceit, (A) the right of a party to be indemnified and held harmless pursuant to this Section 8.2 shall be in addition to and cumulative of any other remedy of such party at law or in equity and (B) no such party shall, by exercising any remedy available to it under this Section 8.2, be deemed to have elected such remedy exclusively or to have waived any other remedy, whether at law or in equity, available to it.

(g) Pre-Closing Disclosure. The Purchasers shall not be entitled to indemnification pursuant to this Section 8.2 for any breach of any representation, warranty or covenant made to them hereunder (other than covenants contained in this Agreement to be performed in whole or in part after the Closing Date), if:

(i) such breach was made known to the Purchasers by appearing in an addendum to the Companies’ Disclosure Schedule delivered to the Purchasers at least three full Business Days prior to the Closing Date (or such lesser number of Business Days prior to the target Closing Date that the Purchasers provide the Stockholders and the Companies advance written notice of such target date), together with reasonable detail regarding the nature of such breach; and

(ii) the Purchasers consummate the transactions contemplated hereby.

SECTION 9

TERMINATION

9.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(a) By mutual written consent of the Purchasers, the Stockholders and the Companies;

(b) By the Purchasers, if any of the conditions set forth in Sections 7.1 and 7.3 shall have become reasonably incapable of fulfillment prior to March 31, 2004, through no fault of the Purchasers, and such condition(s) shall not have been waived in writing by the Purchasers;

(c) By the Stockholders, if any of the conditions set forth in Sections 7.1 and 7.2 shall have become reasonably incapable of fulfillment prior to March 31, 2004, through no fault of the Stockholders, and such condition(s) shall not have been waived in writing by the Stockholders;

(d) By the Purchasers if any representation or warranty of any Company or any Stockholder shall be untrue, incomplete or incorrect, or any covenant or agreement of any Company or any Stockholder set forth in this Agreement shall be breached, in either case such that the conditions in Section 7.3(a) would not be satisfied; provided, however, that if such breach or such failure to be true, complete or correct is curable by the applicable Company or the applicable Stockholder through the exercise of its reasonable efforts within five (5) days and the applicable Company and/or the applicable Stockholder, as the case may be, continues to exercise such reasonable efforts during such period, and, in fact, cures the breach or potential breach, the Purchasers may not terminate this Agreement under this Section 9.1(d); or

(e) By the Companies or the Stockholders if any representation or warranty of any Purchaser shall be untrue, incomplete or incorrect, or any covenant or agreement of any Purchaser set forth in this Agreement shall be breached, in either case such that the conditions in Section 7.2(a) would not be satisfied; provided, however, that if such breach or such failure to be true, complete or correct is curable by the applicable Purchaser through the exercise of its reasonable efforts within five (5) days and the applicable Purchaser continues to exercise such reasonable efforts during such period, and, in fact cures the breach or potential breach, the Companies and the Stockholders may not terminate this Agreement under this Section 9.1(d).

9.2. Fees and Expenses.

(a) Except as set forth in this Section 9.2, whether or not the Acquisition is consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties) shall be borne by the party incurring such expense.

(b) In the event that this Agreement is terminated pursuant to Section 9.1(b) or Section 9.1(c) as a result of the Purchasers’ failure to obtain the Financing as required pursuant to Section 7.1(d) hereof, then the Purchasers shall pay to the Stockholder within fifteen (15) days of such termination a cancellation fee in the amount of $150,000, which payment shall be the Stockholders’ exclusive remedy for any termination resulting from such failure.

9.3. Survival. If this Agreement is terminated prior to Closing and the transactions contemplated hereby are not consummated as described above, this Agreement shall become void and of no further force and effect, except for the provisions of this Section 9.3 (survival); Section 9.1 (termination); Section 9.2 (fees and expenses); Section 6.3 (confidentiality); and Section 10 (miscellaneous provisions).

SECTION 10

MISCELLANEOUS

10.1 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice,

(a)	if to the Purchasers, to:

Intellisync Corporation

2550 North First Street, Suite 500

San Jose, CA 95131

Attention: General Counsel

Facsimile No.: (408) 321-3886

Telephone No.: (408) 321-7650

with a copy to:

Heller Ehrman White & McAuliffe LLP

2775 Sand Hill Road

Menlo Park, CA 94025

Attention: Elias J. Blawie

      Thomas Tobiason

Facsimile No.: (650) 233-8386

Telephone No.: (650) 854-4488

(b)	if to the Companies, to:

Search Software America

Suite 1, Level 3

194 Miller Street

North Sydney

2060 NSW

Australia

Attention: President

Facsimile No.: +61-2-8904-9919

Telephone No.: +61-2-8904-9936

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attention: Robert A. Zuccaro

Facsimile No.: (212) 751-4864

Telephone No.: (212) 906-1200

(c)	if to the Stockholders, to:

SPL WorldGroup B.V.

75 Hawthorne Plaza, 20th Floor

San Francisco, CA 94105

Attention: General Counsel

Facsimile No.: (415) 974-8966

Telephone No.: (415) 357-4767

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attention: Robert A. Zuccaro

Facsimile No.: (212) 751-4864

Telephone No.: (212) 906-1200

10.2 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “the date of this Agreement”, “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date indicated in the preamble to this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

10.4 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

10.5 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

10.6 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.7 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

10.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.9 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 10.9 shall be binding upon the parties and their respective successors and assigns.

10.10 Assignment. This Agreement may not be assigned by any party without the prior written consent of each of the other parties.

10.11 Currency. Unless otherwise indicated, all currency is in U.S. dollars.

[Signature Page Follows]

The parties have duly executed this Stock Purchase Agreement as of the date first above written.

“PURCHASERS”	INTELLISYNC CORPORATION

	By:	/s/ WOODSON HOBBS
Name: Woodson Hobbs
Title: President

INTELLISYNC AUSTRALIA PTY. LTD.

By:	/s/ J. KEITH KITCHEN
Name: J. Keith Kitchen
Title: Director

By:	/s/ STEVE GOLDBERG
Name: Steve Goldberg
Title: Director

“COMPANIES”	SPL WORLDGROUP SOFTWARE INC.

	By:	/s/ RICHARD V. ZOLEZZI
Name: Richard V. Zolezzi
Title: Vice President

SPL WORLDGROUP LIMITED

By:	/s/ RICHARD V. ZOLEZZI
Name: Richard V. Zolezzi
Title: Director

SEARCH SOFTWARE AMERICA PTY. LTD.

By:	/s/ RICHARD V. ZOLEZZI
Name: Richard V. Zolezzi
Title: Director

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

“STOCKHOLDERS”	SPL WORLDGROUP, INC.

	By:	/s/ RICHARD V. ZOLEZZI
Name: Richard V. Zolezzi
Title: Senior Vice President

SPL WORLDGROUP B.V.

By:	/s/ RICHARD V. ZOLEZZI
Name: Richard V. Zolezzi
Title: Senior Vice President

SPL WORLDGROUP HOLDINGS (AUSTRALIA) PTY. LTD.

By:	/s/ RICHARD V. ZOLEZZI
Name: Richard V. Zolezzi
Title: Director

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

COMPANIES’ DISCLOSURE SCHEDULE

PURCHASERS DISCLOSURE SCHEDULE

None

EXHIBIT A

Stockholder Noncompetition Agreement

EXHIBIT B

Employee Noncompetition Agreement

EXHIBIT C

Escrow Agreement

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